UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2019

CB FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36706	51-0534721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Market Street, Carmichaels, Pennsylvania 15320

(Address of principal executive offices, including zip code)

(724) 966-5041

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, par value $0.4167 per share	CBFV	The Nasdaq Stock Market, LLC
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective May 22, 2019, Kevin D. Lemley retired as Executive Vice President and Chief Financial Officer of CB Financial Services, Inc. (the “Company”) and Community Bank, the wholly-owned subsidiary of the Company. Mr. Lemley’s retirement is not the result of any dispute or disagreement with the Company or Community Bank or any matter relating to the Company’s accounting practices or financial statements. Mr. Lemley will continue to serve as an at-will employee of Community Bank until June 28, 2019 and thereafter will be available to provide consulting services to the Company and Community Bank as mutually agreed upon until March 31, 2020.

(c)       Effective May 22, 2019, the Company and Community Bank appointed Jamie L. Prah to serve as Executive Vice President and Chief Financial Officer of the Company and Community Bank. Since May 13, 2019, Mr. Prah, age 48, has served as Executive Vice President and Chief Administrative Officer of the Company and Community Bank. Previously, Mr. Prah served as President and Chief Executive Officer, from November 2015 until April 2019, and Senior Vice President, from May 2015 until November 2015, of Union Building and Loan Savings Bank. Mr. Prah also served as Interim Assistant Chief Financial Officer of Community Bank from November 2014 until December 2014 to assist with certain transition matters related to the completion of the merger of FedFirst Financial Corporation (“FedFirst”) with the Company and the merger of First Federal Savings Bank, the wholly-owned subsidiary of FedFirst, with Community Bank, both effective on October 31, 2014. Prior to the merger, Mr. Prah served as Senior Vice President and Chief Financial Officer of FedFirst and First Federal Savings Bank since 2011 and before then served as Controller and Treasurer since 2005.

In connection with Mr. Prah’s appointment as Executive Vice President and Chief Financial Officer, Community Bank entered into an employment agreement with Mr. Prah, which has an initial three-year term that renews annually, subject to board approval. The employment agreement specifies Mr. Prah’s base salary, which is initially $210,000. In addition to base salary, Mr. Prah is eligible to participate in the bonus programs and benefit plans that are made available to management employees.

Community Bank may terminate Mr. Prah’s employment, and Mr. Prah may resign, at any time with or without good reason. In the event of Mr. Prah’s termination without cause other than due to disability or death or voluntary resignation for good reason (a qualifying termination event), Community Bank would: (1) continue to pay to Mr. Prah as severance his base salary for the greater of 12 months or the remaining term of the employment agreement; and (2) provide Mr. Prah with continued life insurance and non-taxable medical and dental coverage for the remaining term of the employment agreement or, if earlier, until he receives substantially similar benefits from another employer.

If Mr. Prah’s qualifying termination event occurs on or after a change in control of the Company or Community Bank, Mr. Prah would receive (in lieu of the payments and benefits described in the previous paragraph): (1) severance equal to three times his highest annual rate of base salary earned during the calendar year of, or three calendar years preceding, his date of termination, payable in equal installments according to Community Bank’s regular payroll practices; and (2) continued life insurance and non-taxable medical and dental coverage for three years or, if earlier, until he receives substantially similar benefits from another employer.

The employment agreement contains a one year non-competition and non-solicitation restrictions following Mr. Prah’s termination of employment. However, these restrictions do not apply if Mr. Prah’s termination occurs on or after a change in control.

The foregoing description of Mr. Prah’s employment agreement is qualified in its entirety by reference to the copy of the employment agreement that is included as Exhibit 10.1 to this Current Report and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement between Community Bank and Jamie L. Prah dated May 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CB FINANCIAL SERVICES, INC.

Date: May 24, 2019	By:	/s/ Patrick G. O’Brien
Patrick G. O’Brien
President and Chief Executive Officer